BRF S.A.

Publicly Held Company

CNPJ Nº 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE  EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON APRIL 13, 2017

1.            Date,  Time and Place: Held on April 13, 2017, at 09:00 hours, in the office of BRF S.A. (“Company”) located at Avenida Engenheiro Billings, N° 1.729, Building 11, in São Paulo city, São Paulo state.

2.            Presiding Board: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack.

3.            Summons and Presence: The meeting was duly called and held, in the presence of all full members of the Board of Directors, within the terms of article 21, paragraph 4 of the Bylaws of BRF S.A.: Messieurs Abilio dos Santos Diniz, Renato Proença Lopes, Aldemir Bendine, Henri Philippe Reichstul, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Vicente Falconi and Walter Fontana Filho.

4.            Agenda: Structure of Debt and Granting of Guarantees - April 2017.

5.            Resolutions:

5.1      Structure of Debt and Granting of Guarantees – April 2017. As stated in article 23, (xi) and (xxx) of the Bylaws and, as approved at the Meeting of the Board of Directors held on March 30, 2017, the Board members were given detailed information about the structure of the debt in order to comply with the obligations maturing in April 2017, described as follows:

(i)            Trade Finance Line PPE in the total amount of US$ 100,000,000.00 (one hundred million American dollars) with Banco Safra S.A. (or Safra S.A. – Luxembourg Branch) for a period of 6 (six) years along with the issue of commercial paper assuring the payment of interest and the principal; and

(ii)            Trade Finance Line PPE in the total amount of US$ 50,000,000.00 (fifty million American dollars) with COÖPERATIVE RABOBANK U.A. (Banco Rabobank International Brasil S.A.) for a period of 2 (two) years along with the issue of commercial paper assuring the payment of interest and the principal.

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BRF S.A.

Publicly Held Company

CNPJ Nº 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE  EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON APRIL 13, 2017

The present resolution was taken based on the materials presented to the Board of Directors which were filed at the Company´s head office.

The Company Directors are hereby authorized to carry out all and any acts and sign all and any documents needed for the implementation of the resolutions now approved.

6.            Approval and Signature of the Minutes: There being no other matters to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up and, having been read and found correct, were signed by all those present. Signatures: Presiding Board: Mr. Abilio dos Santos Diniz – Chairman; Mrs. Larissa Brack – Secretary. Members: Messieurs Abilio dos Santos Diniz, Renato Proença Lopes, Aldemir Bendine, Henri Philippe Reichstul, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Vicente Falconi and Walter Fontana Filho.

I certify that the present minutes are an accurate true copy of the original which is filed in Book Number 5, pages 136 to 138 of the minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

____________________________________

Larissa Brack

Secretary

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